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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

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COMPANY CONTACTS:

Bob Collins, Vice President & Chief Financial Officer
(408) 866-3666


 P-COM CLOSES AGREEMENT FOR $43 MILLION OF NEW EQUITY AND REFINANCES ITS BANK
                                LINE OF CREDIT
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     CAMPBELL, CA - January 13, 2000- P-Com, Inc. (Nasdaq National Market:
PCMS) announced today that it sold 7,530,642 shares of newly issued common stock to institutional investors for an aggregate of $43.0 million. The Company priced the unregistered shares at a 15% discount to the 60-day average of its closing sale prices for the period ended January 5, 2000, the day before the purchase agreement was signed and the Board of Directors approved the transaction. The sale closed today.

     Whitman Capital, L.P. and J. & W. Seligman & Co. Incorporated were the lead investors, acquiring 5,253,940 shares of Common Stock for $30.0 million. Investors advised by Wellington Management Company, LLP, Gruber McBaine Investment Advisors and Weber Capital Partners, L.P. invested $5.0 million, $5.0 million, and $3.0 million, respectively.

     The Company also announced that the repayment in full of its line of credit with Union Bank of California, N.A. and Bank of America NT & SA, amounting to approximately $27 million, by utilizing part of the equity proceeds and entering into a new loan agreement with Greyrock Capital for $12 million.

     "These transactions are key steps in our program to strengthen the balance sheet and provide needed working capital. The initial successful deployment of our new point-to-multipoint product to several customers is very encouraging and these actions will allow the Company to aggressively follow-up these successes," said George Roberts, Chairman and CEO, P-Com, Inc. "We are particularly pleased with the investor group and their in-depth knowledge of the telecommunications industry."

     P-Com, Inc. develops, manufactures, and markets network access systems for the worldwide wireless telecommunications market. The point-to-point, spread spectrum, and

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P-COM, INC. CLOSES AGREEMENT FOR $43 MILLION
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point-to-multipoint radio links provided by P-Com are designed to satisfy the network requirements of cellular and personal communications services, corporate communications, public utilities and local governments. In addition, P-Com provides comprehensive network services including system planning, program planning and management, path design, and installation.

     Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause P-Com's actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include, but are not limited to, fluctuations in customer demand and commitments, both in timing and volume, introduction of new products, commercial acceptance and viability of new products and expenses associated therewith, cancellations of orders without penalties, pricing and competition, reliance upon subcontractors, P-Com's ability to have available an appropriate amount of production capacity in a timely manner, the ability of P-Com's customers to finance their purchases of P-Com's products and/or services, the timing of new technology and product introductions, the risk of early obsolescence, and the pending stockholder class action lawsuit. Further, P-Com operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond P-Com's control, such as announcements by competitors and service providers. Reference is made to the discussion of risk factors detailed in P-Com's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q.

     P-Com, Inc. has its world headquarters in Campbell, California, USA and offices in Florida, New Jersey, Virginia, the UK, Italy, France, Germany, China, and Singapore. P-Com is an ISO 9001 certified company. For additional information, contact P-Com at:

  P-Com, Inc.  . 3175 S. Winchester Boulevard   . Campbell, CA  95008  . USA
                  TEL:  (408) 866-3666  . FAX:  (408) 866-3655
                                 www.p-com.com
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